EXHIBIT 99.1

CENTER FINANCIAL REPORTS RECORD NET INCOME

FOR 2004 FOURTH QUARTER AND YEAR

— Strong Loan Production, Deposits Growth Contribute to Solid Interest and Noninterest Income Gains —

LOS ANGELES, CA – February 2, 2005 – Center Financial Corporation (NASDAQ NM: CLFC), the financial holding company of Center Bank, today reported record earnings for the fourth quarter and year ended December 31, 2004.

2004 fourth quarter highlights, compared with a year ago, include:

•	Net income increased 43% to $4.4 million, or $0.26 per diluted share

•	Net loans rose 41% to $1.01 billion

•	Total deposits grew 34% to $1.17 billion

•	Total assets up 30% to $1.34 billion

•	Revenues up 34% to $22.3 million

•	Net interest income before provision for loan losses grew 39% to $12.5 million

•	Noninterest income advanced 10% to $5.2 million

•	Franchise expansion continued with the opening of a full-service branch office in San Fernando Valley and new loan production offices in Houston and Dallas

•	Quarterly cash dividend declared of $0.04 per share

“2004 marked another year of new levels of achievement for Center Financial,” said (Paul) Seon-Hong Kim, president and chief executive officer. “We continued to make progress throughout the year expanding the Center Bank franchise. Our first out-of-state full-service branch was opened in Chicago, and we strengthened our penetration in Southern California with our newest office in San Fernando Valley. We also entered four other high-growth niche markets with loan production offices opened in Atlanta, Honolulu, Houston and Dallas. We believe our enhanced focus on investor relations and a two-for-one stock split effected earlier this year contributed to improved liquidity of our shares on the NASDAQ market over the course of 2004. Acknowledging our financial performance, Sandler O’Neill identified Center Bank as one of the top 30 performing small capitalization banks in its ‘Class of 2004 Sm-All Stars’ survey.

“Our successes in 2004 also include reaching record levels in our loan portfolio and deposits, while maintaining excellent credit quality. These achievements, plus improved operating efficiencies and a more favorable interest rate environment, contributed to another consecutive year of record earnings, realized through strong performances each quarter throughout the year,” Kim said.

For the three months ended December 31, 2004, net interest income before provision for loan losses rose 39% to $12.5 million from $9.0 million in the corresponding period a year ago, benefiting from robust growth in net loans and the positive impact of the recent series of Federal Fund rate hikes. Net interest margin advanced 28 basis points to 4.45% from 4.17% in the prior-year period. Center Financial added $1.1 million to its provision for loan losses in the 2004 fourth quarter, reflecting the considerable expansion of its loan portfolio and lower levels of recoveries as compared to the corresponding prior-year period when the company added $250,000 to its provision for loan losses.

Noninterest income in the 2004 fourth quarter grew 10% to $5.2 million from $4.8 million a year earlier, principally benefiting from increases in SBA loan sales and trade finance transactions, as well as a greater number of customer account relationships, offset, in part, by a loss on interest rate swaps.

Total noninterest expenses in the 2004 fourth quarter rose 14% to $10.0 million from $8.7 million in the same prior-year period, reflecting higher staff, occupancy and operational costs associated with Center Bank’s expanding franchise, as well as increased professional fees. Compared with the 2003 fourth quarter, the current period includes the additional costs associated with operating four new loan production offices, along with the company’s full-service branches in Chicago and in San Fernando Valley. The company posted an impairment loss of securities available for sale of $394,000 in the 2004 fourth quarter related to a decline in the market value of its Fannie Mae and Freddie Mac preferred stocks, compared with an impairment loss of $880,000 in the 2003 fourth quarter. Center Financial’s efficiency ratio for the current quarter improved markedly to 56.27% from 63.46% in the same period a year ago. Excluding the securities impairment charges, the efficiency ratios would have been 54.05% and 57.06%, respectively, for the 2004 and 2003 fourth quarters.

Net income grew 43% to $4.4 million, or $0.26 per diluted share, for the fourth quarter of 2004, compared with $3.0 million, or $0.18 per diluted share, in the corresponding prior-year period. (All per share figures have been adjusted to reflect a two-for-one stock split in March 2004). Excluding the securities impairment charge in the 2004 fourth quarter, the company would have reported net income of $4.6 million, or $0.28 per diluted share.

Return on average assets for the fourth quarter of 2004 increased to 1.38% from 1.26% in the year-ago period and from 1.33% in the immediately preceding 2004 third quarter. Return on average equity was 19.33%, improved from 15.71% in the year-ago fourth quarter and from 19.19% in the 2004 third quarter, reflecting higher interest income due, in part, to Federal Fund rate hikes and increases in average earning assets. The company’s yield on interest earning assets rose to 6.04% in the 2004 fourth quarter from 5.51% in the same year-ago period, and the average yield on net loans improved to 6.57% from 6.25% in the 2003 fourth quarter.

For the full year ended December 31, 2004, net interest income before provision for loan losses grew 33% to $42.7 million from $32.0 million a year ago. The net interest margin for the 2004 year improved to 4.03% from 3.96% last year. The company posted $3.3 million in its provision for loan losses to cover the significant expansion of its loan portfolio, compared with $2.0 million recorded in 2003.

Noninterest income for 2004 increased 27% to $21.1 million from $16.6 million a year ago, reflecting strong gains in all core fee income categories, as well as a 72% increase in gain on sale of loans.

Total noninterest expenses for 2004 increased 30% to $36.6 million from $28.2 million a year earlier. The efficiency ratio improved to 57.34% for the 2004 full year from 58.10% last year. Excluding an impairment loss of securities available for sale of $2.3 million in 2004 and $880,000 in 2003, the efficiency ratio for 2004 would have been 53.79%, and 56.29% in 2003.

For the 2004 full year, net income rose 29% to $15.0 million, or $0.91 per diluted share, from $11.7 million, or $0.72 per diluted share, a year earlier. Excluding the securities impairment charge, the company would have reported full year net income of $16.4 million, or $1.00 per diluted share.

Return on average assets and return on average equity for 2004 were 1.29% and 17.82%, respectively, compared with 1.32% and 16.28% in 2003. The company’s yield on interest earning assets rose to 5.49% for 2004 from 5.40% a year ago. The average yield on net loans for 2004 totaled 6.10%, compared with 6.25% in 2003.

Gross and net loans at year-end 2004 advanced 41% each to $1.03 billion and $1.01 billion, respectively, from $728.7 million and $717.0 million at December 31, 2003. Commercial real estate loans increased 58% from a year ago and accounted for 59% of the company’s gross loans at the end of 2004. Commercial loans rose 42% from prior-year levels and totaled 20% of the loan portfolio. Trade finance loans increased 35% from year-end 2003 and represented 8% of gross loans. SBA, consumer and real estate construction loans, respectively, totaled 5%, 6% and 2% of Center Financial’s loan portfolio at December 31, 2004.

Total deposits at the end of 2004 grew 34% to $1.17 billion from $867.9 million at December 31, 2003. Core deposits represented 54% of total deposits at year-end 2004. Non-interest bearing, interest bearing and savings deposits increased 29%, 34% and 20%, respectively, from prior-year levels. Non-interest bearing deposits accounted for 30% of the company’s total deposits at December 31, 2004. Time deposits rose 40% to $533.8 million from $381.2 million at year-end 2003.

The average cost of interest-bearing deposits for the 2004 fourth quarter and full year were 2.16% and 1.97%, respectively, compared with 1.86% and 2.02% in the corresponding prior-year periods. The average cost of total deposits were 1.50% and 1.29% for the 2004 fourth quarter and full year, respectively. The average cost of funds for the fourth quarter of 2004 increased to 2.22% from 1.89% in the year-ago period, but was slightly lower for the full year at 2.04%, compared with 2.05% in 2003.

Total assets at December 31, 2004 equaled $1.34 billion, compared with $1.03 billion at year-end 2003. Interest-earning assets grew to $1.22 billion from $906.6 million at December 31, 2003. The company continued to finance its growth of total assets through increased deposits collected by its expanded network of branch offices.

Total non-performing assets equaled $3.4 million, or 0.26% of total assets, at December 31, 2004, compared with $3.3 million, or 0.32% of total assets, at December 31, 2003. Net charge-offs for the full year totaled $827,000, compared with net recoveries of $44,000 in 2003. The allowance for loan losses was increased to $11.2 million in accordance with the expansion of the company’s loan portfolio. The improving loan quality allowed the company to slightly decrease the allowance for loan losses to total gross loans ratio to 1.10% at December 31, 2004, compared with 1.21% at year-end 2003.

Shareholders’ equity at the end of 2004 increased 16% to $90.7 million from $78.3 million at year-end 2003. At December 31, 2004, Center Financial remained “well-capitalized” under all regulatory categories, with a Tier 1 risk-based capital ratio of 9.61%, a total risk-based capital ratio of 10.63%, and a Tier 1 leverage ratio of 9.12%.

Investor Conference Call

Center Financial management will host an investor conference call on Wednesday, February 2, at 8:00 a.m. PST (11:00 a.m. EST) to review the company’s financials and operations for the fiscal fourth quarter and year ended December 31, 2004. The call will be open to all interested parties through a live, listen-only audio Web broadcast via the Internet at www.centerbank.com and www.fulldisclosure.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available from 10:00 a.m. PST, Wednesday, February 2, through 5:00 p.m. PST, Friday, October February 4, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and using Reservation No. 61999375.

About Center Financial Corporation

Center Financial Corporation is the financial holding company of Center Bank, a community bank offering a full range of financial services for a diverse ethnic base of small business and individual customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s largest financial institutions focusing on the Korean-American community, with total assets of $1.34 billion at December 31, 2004. Headquartered in Los Angeles, Center Bank operates 24 branch and loan production offices across the nation, of which 15 full-service branches are located throughout Southern California and in Chicago, plus nine loan production offices in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered and a member of FDIC. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in Center Financial Corp’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2003 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; Center Financial’s ability to efficiently incorporate acquisitions into its operations; the ability of Center Financial and its subsidiaries to increase its customer base; the company’s ability to successfully operate new loan production offices; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

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(TABLES FOLLOW)

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(In thousands, except share and per share data)

	12/31/04	12/31/03
Assets
Cash and due from banks	$63,458	$76,926
Federal funds sold	39,578	41,635
Money market funds and interest-bearing deposits in other banks	—	22,400
Securities available-for-sale	157,027	110,126
Securities held-to-maturity	11,396	15,390
Loans (net of unearned income)	1,021,359	725,812
Allowance for loan losses	(11,227)	(8,804)

Net loans	1,010,132	717,008
Fixed assets	11,695	11,063
Bank-owned life insurance - cash surrender value	10,430	10,034
Goodwill	1,253	—
Other assets	33,508	22,784

Total Assets	$1,338,477	$1,027,366

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing deposits	$347,195	$268,534
Interest bearing deposits	818,341	599,331

Total deposits	1,165,536	867,865
Borrowed funds	44,854	50,671
Long-term subordinated debenture	18,557	18,557
Other liabilities	18,810	12,012

Total Liabilities	1,247,757	949,105
Shareholders’ Equity	90,720	78,261

Total Liabilities & Shareholders’ Equity	$1,338,477	$1,027,366

Book value per share[1]	$5.57	$4.88
Number of common shares outstanding at period end[1]	16,283,496	16,048,520

[1]	Adjusted to reflect 2 for 1 stock split in 2004.

CENTER FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Interest income	$17,081	$11,900	$58,117	$43,658
Interest expense	4,561	2,899	15,381	11,643

Net interest income before provision for loan losses	12,520	9,001	42,736	32,015

Provision for loan losses	1,100	250	3,250	2,000

Net interest income after provision for loan losses	11,420	8,751	39,486	30,015
Noninterest income
Customer service fees	2,319	1,910	8,569	7,164
Fee income from trade finance transactions	925	723	3,596	2,689
Wire transfer fees	227	197	829	698
Gain on sale of loans	946	1,088	4,616	2,681
Net (loss) gain on sale of securities available for sale	—	—	(15)	330
Loan service fees	602	348	2,125	1,296
Gain (loss) on interest rate swaps	(208)	—	(208)	—
Other income	420	489	1,566	1,694

Total noninterest income	5,231	4,755	21,078	16,552

Noninterest expenses
Salaries and employee benefits	4,517	3,691	16,361	13,458
Occupancy	634	518	2,477	1,998
Furniture, fixtures, and equipment	383	333	1,385	1,321
Data processing	389	335	2,038	1,613
Professional service fees	1,126	782	3,612	2,204
Business promotion and advertising	1,038	474	2,543	1,795
Stationery and supplies	170	136	550	586
Telecommunications	120	103	517	462
Postage and courier service	163	159	621	545
Security service	152	122	695	573
Impairment loss of securities available for sale	394	880	2,263	880
Other operating expenses	902	1,196	3,526	2,784

Total noninterest expenses	9,988	8,729	36,588	28,219

INCOME BEFORE INCOME TAX PROVISION	6,663	4,777	23,976	18,348
INCOME TAX PROVISION	2,298	1,733	8,962	6,696

Net income	$4,365	$3,044	$15,014	$11,652

Other comprehensive (loss) income[1]	$(669)	$(1,031)	$(376)	$(1,544)

Total comprehensive income	$3,696	$2,013	$14,638	$10,108

Earning per share, basic[2]	$0.27	$0.19	$0.93	$0.74
Earning per share, diluted[2]	$0.26	$0.18	$0.91	$0.72
Basic average common shares outstanding[2]	16,255,621	16,024,691	16,157,581	15,675,650
Diluted average common shares outstanding[2]	16,768,425	16,469,663	16,525,865	16,184,253

[1]	Comprehensive income represents the change in unrealized gain (loss) on securities available for sale and, interest rate swaps, net of tax, from the previous period end.
[2]	Adjusted to reflect 2 for 1 stock split in 2004.

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited) (In thousands)

	For the year ended December 31,
	2004	2003
Average gross loans outstanding during period	$878,819	$620,302
Total loans outstanding at end of period[1]	1,021,359	725,812

Non-performing assets
Loans past due 90 days or more and still accruing interest	$—	$—
Non-accrual loans	3,431	3,327

Total non-performing loans	3,431	3,327
Other Real Estate Owned	—	—

Total Non-performing assets	$3,431	$3,327

Allowance for Loan Losses
Balance as of January 1,	$(8,804)	$(6,760)
Reserve for losses on commitments to extend credit[2]	—	—
Provision for loan losses	(3,250)	(2,000)
Net loan charge-offs and (recoveries)	827	(44)

Balance as of December 31,	$(11,227)	$(8,804)

Selected Ratios	Quarter Ended December 31,		Year Ended December 31,
For the Period	2004	2003	2004	2003
Return on average assets	1.38%	1.26%	1.29%	1.32%
Return on average equity	19.33	15.71	17.82	16.28
Interest rate spread	3.82	3.62	3.45	3.35
Net interest margin	4.45	4.17	4.03	3.96
Yield on earning assets	6.04	5.51	5.49	5.40
Cost of interest-bearing deposits	2.16	1.86	1.97	2.02
Cost of deposits	1.50	1.29	1.37	1.41
Cost of funds	2.22	1.89	2.04	2.05
Noninterest expense/average assets	0.79	0.91	3.13	3.49
Efficiency ratio	56.27	63.46	57.34	58.10
Net charge-offs/(recoveries) to average loans	0.02	(0.08)	0.09	(0.01)

	Year Ended December 31,
	2004	2003
Tier 1 risk-based capital ratio	9.61%	11.56%
Total risk-based capital ratio	10.63	12.67
Tier 1 leverage ratio	9.12	10.69
Non-accrual loans to gross loans	0.34	0.46
Non-performing assets to total loans and OREO	0.34	0.46
Non-performing assets to total assets	0.26	0.32
Allowance for loan loss to gross loans	1.10	1.21
Allowance for loan losses to nonperforming assets	327.22	264.62

[1]	Total loans are net of deferred loan fees and discount on SBA loan sold.
[2]	The reserve for losses on commitments to extend credit and letters of credit is primarily related to lines of credit. The Company evaluates credit risk associated with the loan portfolio at the same time it evaluates credit risk associated with commitments to extend credit and letters of credits. However, as of December 31, 2002 and thereafter, the reserve necessary for the commitments is reported separately in other liabilities in the accompanying statements of financial condition, and not as part of the allowance for loan losses, as presented above.

CENTER FINANCIAL CORPORATION

SELECTED FINANCIAL DATA (Unaudited)(In thousands)

	For the twelve months ended December 31,
Loans	2004	2003	% chg
Real estate–construction	$16,919	$18,464	-8.4%
Real estate–commercial	607,296	384,824	57.8%
Commercial	208,995	147,368	41.8%
Consumer	58,178	49,530	17.5%
Trade finance	83,763	61,886	35.4%
SBA	49,027	66,487	-26.3%
Other	864	179	382.7%

Total loans-gross	1,025,042	728,738	40.7%
Unearned income	(3,683)	(2,926)	25.9%
Allowance for loan losses	(11,227)	(8,804)	27.5%

Total loans–net	$1,010,132	$717,008	40.9%

Deposits
Non-interest bearing	$347,195	$268,534	29.3%
Interest bearing checking	210,842	156,928	34.4%
Savings	73,733	61,251	20.4%
Time deposits	533,765	381,152	40.0%

Total deposits	$1,165,535	$867,865	34.3%

Average Balances	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Average assets	$1,259,382	$955,984	$1,167,961	$885,734
Average equity	89,854	76,868	84,239	71,561
Average net loans (including LFHS)	963,906	681,593	868,915	612,779
Average deposits (including non-interest bearing)	1,123,198	854,839	1,033,570	788,475
Average interest earning assets	1,138,795	856,809	1,059,288	808,831